Exhibit 99.2

To: Axiall Employees

From: President and CEO Tim Mann

Dear Axiall Employees:

As you may have seen, Westlake Chemical Corporation today made a public announcement regarding a revised proposal to acquire Axiall for approximately $23.12 per share based on the closing price of Westlake common stock on March 29, 2016, in the form of $14.00 in cash and 0.1967 in shares of Westlake stock. The Axiall Board of Directors, in consultation with its legal and financial advisors, carefully reviewed, considered and unanimously rejected Westlake’s revised proposal as inadequate. The press release we issued today is posted to Connect! for your reference.

The Board and management team actively engaged in discussions with Westlake over the past several weeks in an effort to see if Westlake was willing to make a revised proposal that reflects the high quality of Axiall’s assets and the significant growth potential of our business. However, we determined that Westlake’s revised proposal did not fairly reflect Axiall’s intrinsic value and did not adequately compensate Axiall’s shareholders for the growth in shareholder value that we are confident we are poised to deliver. Today, Westlake announced that it was terminating its direct discussions with Axiall, but also indicated it intends to move forward with its efforts to elect its own hand-picked slate of directors to the Axiall board who would be supportive of Westlake’s proposed transaction. We will have more to say about Westlake’s efforts in the weeks ahead.

While today’s news is likely to generate increased interest in and speculation about Axiall, it is important that we speak with one voice. To the extent you receive inquiries about this matter from the media and other external parties please forward them to Chip Swearngan (1-678-507-0554) or Martin Jarosick (1-770-395-4524).

Thanks to your continued hard work and dedication, Axiall maintains a strong market position, which we can leverage to strengthen our financial performance and drive value for customers and shareholders. As always, please remain focused and keep up all the great work that contributes to Axiall’s success.

Tim

Additional Information

In connection with the 2016 Annual Meeting, Axiall will file a proxy statement and other documents regarding the 2016 Annual Meeting with the Securities and Exchange Commission (“SEC”) and will mail the definitive proxy statement and a WHITE proxy card to each stockholder of record entitled to vote at the 2016 Annual Meeting. STOCKHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. The final proxy statement will be mailed to stockholders. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Axiall at its website, www.axiall.com, or 1000 Abernathy Road NE, Suite 1200, Atlanta, GA 30328, Attention: General Counsel.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2016 Annual Meeting. Information concerning the Company’s participants is set forth in the proxy statement, dated April 17, 2015, for its 2015 annual meeting of stockholders as filed with the SEC on Schedule 14A and the Company’s Current Reports, dated July 6, 2015, July 28, 2015, September 25, 2015, November 18, 2015 and March 8, 2016, as filed with the SEC on Form 8-K. Additional information regarding the interests of participants of the Company in the solicitation of proxies in respect of the 2016 Annual Meeting and other relevant materials will be filed with the SEC when they become available.

Forward-Looking Statements Disclaimer

This letter contains “forward-looking statements” as defined in, and subject to the safe harbor provisions of, the federal securities laws. These forward-looking statements relate to, among other things, the Company’s anticipated financial performance, prospects and the Company’s plans and objectives for future operations. Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions and the continued execution of the Company’s long-term business strategy as a stand-alone public company, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future actions that may be taken by Westlake in furtherance of its unsolicited acquisition proposal or its nomination of director candidates for election at Axiall’s 2016 Annual Meeting, potential operational disruption caused by Westlake’s future actions that may make it more difficult to maintain relationships with customers, employees or suppliers, the Company’s ability to successfully implement its strategy to create sustainable, long-term stockholder value, the Company’s ability to successfully implement and administer its cost-saving initiatives (including its restructuring programs) and produce the desired results (including projected savings), future prices for the Company’s products, industry capacity levels for the Company’s products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate the Company’s businesses or manufacture its products, the Company’s ability to generate sufficient cash flows from its business, future economic conditions in the specific industries to which the Company’s products are sold, global economic conditions, competition within the Company’s industry, complications resulting from the Company’s multiple enterprise resource planning (“ERP”) systems and the implementation of its new ERP systems, the failure to adequately protect our data and technology systems, costs resulting from complications or delays relating to the Company’s arrangements with Lotte Chemical USA Corporation related to the ethane cracker (ethylene manufacturing plant) being constructed in Lake Charles, Louisiana, the Company’s failure to realize the benefits of, and/or disruptions resulting from, any asset dispositions, asset acquisitions, joint ventures, business combinations or other transactions, and other factors discussed in the Securities and Exchange Commission filings of Axiall from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q. The risks and uncertainties above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.